MAURICE J. BATES, L.L.C.
                                 ATTORNEY AT LAW
                           8214 WESTCHESTER SUITE, 500
                              DALLAS , TEXAS 75225

                            Telephone (214) 692-3566
                               Fax (214) 987-2091

                               November 18, 1998

Holloman Corporation
7001 NE 40th Avenue
Vancouver, Washington 98661

         Re: Registration Statement on Form SB-2
         Offering of 200,000 Units by the Company

Gentlemen:

         I have acted as counsel for Holloman Corporation, a Washington corporation (the "Company"), in connection with the registration and sale under the Securities Act of 1933, as amended, (the "Securities Act"), of 200,000 units (the "Units"), each Unit consisting of one share (the "Shares") of common stock, $.01 par value, (the "Common Stock") and one Redeemable Common Stock Purchase Warrant (the "Warrants") to purchase one share of Common Stock of the Company (plus the underwriters' over-allotment option of 30,000 Units) to be offered to the public by the Company and certain Selling Shareholders. The Units are being registered pursuant to that certain Registration Statement on Form SB-2, filed pursuant to Rule 462(b) promulgated under the Securities Act, and are being sold to the Underwriters (as defined below) pursuant to the terms of that certain Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company, the Selling Shareholders and Tejas Securities Group, Inc, as representative of the several underwriters named therein (collectively, the "Underwriters"). The Shares included in the Units subject to the Underwriters' over-allotment option will be purchased from the Selling Shareholders and the Warrants included in such Units will be issued by the Company.

         In connection with rendering this opinion, I have examined executed copies of the Registration Statement and all exhibits thereto and such documents, records and matters of law as I deemed necessary or appropriate for purposes of the opinion expressed herein.

         Based upon the foregoing, I am of the opinion that the Units, the Shares, the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants, to be issued by the Company as described in the Registration Statement have been duly authorized for issuance and sale of the Units, the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, when issued by the Company against payment of the consideration therefor pursuant to the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

         My opinion is limited to the Corporation Law of the State of Washington and the federal law of the United States and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.


         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the heading "Legal Matters" in the Prospectus contained therein. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the securities and Exchange Commission.



                                                        Very truly  yours,

                                                 Maurice  J. Bates,  L.L.C.

                                                     /s/ Maurice J. Bates
                                                      By Maurice J. Bates